Exhibit 10.1

CFO CONSULTING AGREEMENT

 THIS CFO CONSULTING AGREEMENT (the "Agreement") is made effective as of July 24, 2008 (the "Effective Date"), by and between Alsius Corporation, a Delaware corporation (together with its wholly-owned subsidiary, the "Company"), and Gregory J. Tibbitts ("Consultant").

WHEREAS, the Company desires to retain Consultant to act as the Company's interim principal accounting and financial officer (as defined in the rules under the Securities Exchange Act of 1934), and Consultant desires to serve in that capacity;

WHEREAS, in that role Consultant will serve as the Company's Chief Financial Officer and will perform all functions related thereto, including but not limited to overseeing the Company's accounting and finance organization, preparing the Company's financial statements and signing the Company's reports on Form 10-Q and 10-K, communicating with shareholders and assisting in a financing or other strategic transaction (collectively, the "Services");

NOW, THEREFORE, in consideration of the mutual promises and obligations herein, and other valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

AGREEMENT

1.           Consulting Services.  During the term of this Agreement, Consultant will provide the Services as the Company's Chief Financial Officer, and will report directly to William Worthen, the Company's Chief Executive Officer.  Consultant will provide the Services a minimum of three (3) full business days per week through December 31, 2008, working at  least two (2) of those days at the Company's headquarters in Irvine, California.  In 2009, Consultant agrees to be available to assist in the preparation and completion of the Company's 2008 financial audit, the Company's annual report on Form 10-K, and the Company's proxy statement.   Consultant's exact schedule and the days on which he works in 2008 and 2009 will be mutually agreed to by him and Mr. Worthen.  Consultant's Service will begin on the Effective Date.

2.           Consultant's Fees.  During the term of this Agreement, the Company shall pay Consultant $1,250 for each full day Consultant provides Services (the "Per Diem Fee"), to be paid in accordance with the Company's bi-weekly payroll.  On a case by case basis, if Mr. Worthen and Consultant agree Consultant will work a partial day, he will be paid half the Per Diem Fee for that day.  In addition, Consultant will be entitled to a success fee of $50,000 in the event the Company raises a minimum of $7.5 million in a debt or equity financing transaction (a "Financing"), and a success fee of $100,000 if the Company or its assets are acquired by a third party (an "Acquisition").  The success fee will only be paid if Consultant has provided Services to the Company at least through December 31, 2008 and if the Financing or Acquisition closes within ninety (90) days of Consultant's termination of Service to the Company.  The success fee will be paid to Consultant no later than the next regular Company payroll date after the closing of the Financing or Acquisition, but if the closing occurs before December 31, 2008, Consultant will be paid the success fee on the next payroll date after December 31, 2008 as long as he is in Service to the Company through such date.  Notwithstanding the foregoing, if an Acquisition closes before December 31, 2008 and the buyer asks that Consultant resign or otherwise terminates his service prior to December 31, 2008, then the success fee for the Acquisition must be paid to Consultant no later than his last day of service to the Company.

3.           Term & Termination.  This Agreement shall commence on the Effective Date and shall continue through March 31, 2009, unless terminated or extended as set forth below.

(a)	Termination For Convenience. Either party may terminate this Agreement at any time for any or for no reason by giving thirty (30) days' written notice of termination to the other party.

(b)
Termination For Cause.  The Company may immediately terminate Consultant’s engagement for Cause upon written notice of termination to Consultant, with the particular Cause being specified in such notice.   “Cause” means any of the following in the Company's judgment: (a) Consultant’s conduct, failure or omission which has, or may have, an adverse effect on the Company; (b) Consultant’s act or acts amounting to gross negligence or willful misconduct to the detriment of the Company; (c) Consultant’s fraud or embezzlement of funds or property; or (d) Consultant’s failure to observe or perform any covenant, condition or provision of this Agreement.

(c)
Extension.  Upon the mutual agreement of Consultant and Mr. Worthen, the term of this Agreement may be extended beyond March 31, 2009.  In the event Consultant continues at Mr. Worthen's request to perform Services to the Company beyond March 31, 2009, the Agreement will be deemed extended for so long as Consultant performs such Services.

Any termination of this Agreement shall discontinue Company's payment obligations, other than (i) payment of the Per Diem Fee for Services satisfactorily rendered prior to the date of termination, which will be made on the next regular payroll date after termination, and (ii) payment of the success fee for a Financing or an Acquisition that closes within ninety (90) days of termination, but only if Consultant has performed Services to the Company through December 31, 2008 (except as set forth in the last sentence of Section 2 above) and the termination is not for Cause.  Upon termination, Consultant will promptly return to the Company all copies of any Company data, records, or material of whatever nature or kind, including all materials incorporating any Confidential Company Information (defined below).

4.           Independent Contractor.  Consultant is and shall at all times be, act, function, and perform all services and responsibilities in the legal capacity of an independent contractor, and not as an employee of the Company.  Consultant shall be solely responsible for reporting income and expenses, and for paying any taxes relating thereto.  Consultant shall not be eligible to participate in any benefits or programs sponsored or financed by the Company for its employees, including, but not limited to, any insurance, workers' compensation, retirement, vacation, sick, or holiday programs and benefits.

5.           Ownership of Work Product; Proprietary Information.  Consultant agrees that all product information, specifications, marketing plans, financial, accounting, statistical or technical data, business and strategic plans, research and development, personnel and customer information, know-how, inventions, records, and any and all other proprietary information related to the Company that Consultant develops, learns or obtains in connection with his services for the Company, and that have not been publicly disclosed by the Company, constitute “Confidential Company Information.”  Consultant agrees that all of the preceding listed types of information shall be presumed confidential, regardless of whether it is marked "confidential" or "proprietary."  Consultant shall not copy, take, distribute, disclose, directly or indirectly, or use for any purpose, any Confidential Company Information without the prior written consent of the Company, and Consultant shall take reasonable precautions to protect the Confidential Company Information.  However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant and that he does not or should not believe was improperly disclosed to the public by someone else.  Upon termination of his services under this Agreement, and as otherwise requested by the Company, Consultant will promptly return to Company all items and copies containing or embodying Confidential Company Information, except that Consultant may keep his personal copies of his compensation records and this Agreement.  Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

6.           Non-Solicitation.  During the term of this Agreement and for a period of one (1) year from the date of Consultant's termination of service to the Company for any reason, he will not directly or indirectly induce any employee or consultant, customer or business partner, of the Company to cease or diminish his, her or its relationship with the Company.

7.           Representations and Warranties.

(a)
Consultant represents and warrants that he is not subject to any employment agreement or confidentiality agreement that conflicts, or is likely to conflict, with Consultant’s obligations to the Company under this Agreement.  Consultant further represents and warrants that he will not provide to the Company any proprietary intellectual property of a third party that might subject the Company to a claim of misappropriation of trade secrets.

(b)
The Company represents and warrants that the Company carries and maintains a D&O insurance policy, which coverage extends to Consultant in his capacity as the interim Chief Financial Officer of the Company.

8.           Indemnity.  The Company will enter into a separate Indemnification Agreement with Consultant to indemnify him for acts within the scope of his Services to the Company so that he is indemnified in the same manner as he would be if acting as a full time Chief Financial Officer of the Company.

9.           Governing Law & Venue.  This Agreement is to be governed by and construed in accordance with the internal laws of the State of California, excluding its choice of law provisions.  Any disputes relating to this Agreement shall be resolved exclusively by binding arbitration at JAMS in Orange County, California, before an arbitrator mutually acceptable to the Company and Consultant, or if they cannot agree on one within thirty (30) days of beginning the selection process, by an arbitrator selected by JAMS.  The decision of the arbitrator may be enforced in a state or federal court.

10.           Severability.  If any provision of this Agreement is determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any part or provision of this Agreement.

11.           Waiver.  No waiver by any party of any breach of provision hereof shall constitute a waiver of any other breach of that or any other provision hereof.

12.           Entire Agreement.  This Agreement and the related Indemnification Agreement to be entered into by the Company and Consultant contain the entire agreement of the parties relating to the subject matter hereof, and supersede any prior or contemporaneous agreement.

13.           Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon proof of delivery if sent by messenger or overnight courier service,  three days after the date of mailing if sent by U.S. mail, and when transmitted if sent by email with confirmation of successful transmission.

If to the Company:

Alsius Corporation
15770 Laguna Canyon Road, Suite 150
Irvine, California 92618
Attn:  William J. Worthen, CEO
Email:  wworthen@alsius.com

With a copy to:

Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, California 92626
Attn: Ethan D. Feffer, Esq.
Email: efeffer@sheppardmullin.com

If to Consultant:

Gregory J. Tibbitts
8066 Via Arce
Carlsbad, CA 92009
Email:  gregtibbitts@aol.com

IN WITNESS WHEREOF, the parties acknowledge that they have read this Agreement, fully understand it, and freely and voluntarily agree to each of its provisions.

ALSIUS CORPORATION

By:  /s/ William J. Worthen
William J. Worthen
Chief Executive Officer

CONSULTANT

By: /s/ Gregory J. Tibbitts
Gregory J. Tibbitts